RESTATED INVESTMENT ADVISORY AGREEMENT

AGREEMENT, made the 1st day of January, 2013, by and between OPPENHEIMER MAIN STREET SELECT FUND®, formerly known as OPPENHEIMER MAIN STREET OPPORTUNITY FUND®, a Delaware statutory trust (hereinafter referred to as the “Fund”), and OFI GLOBAL ASSET MANAGEMENT, INC. (hereinafter referred to as “OFI GLOBAL”).

WHEREAS, the Fund is an open-end, diversified management investment company registered as such with the Securities and Exchange Commission (the “Commission”) pursuant to the Investment Company Act of 1940, as amended (the “Investment Company Act”), and OFI GLOBAL is an investment adviser registered as such with the Commission under the Investment Advisers Act of 1940, as amended; and

WHEREAS, the Fund desires that OFI GLOBAL shall act as its investment adviser pursuant to this Agreement, which restates the Amended and Restated Investment Advisory Agreement dated August 21, 2012, by and between the Fund and OppenheimerFunds, Inc.;

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, it is agreed by and between the parties, as follows:

1. General Provisions:

The Fund hereby employs OFI GLOBAL and OFI GLOBAL hereby undertakes to act as the investment adviser of the Fund and to perform for the Fund such other duties and functions as set forth in this Agreement. OFI GLOBAL shall, in all matters, give to the Fund and its Board of Trustees (the “Trustees”) the benefit of its best judgement, effort, advice and recommendations and shall, at all times conform to, and use its best efforts to enable the Fund to conform to: (i) the provisions of the Investment Company Act and any rules or regulations thereunder; (ii) any other applicable provisions of state or Federal law; (iii) the provisions of the Declaration of Trust and By-Laws of the Fund as amended from time to time; (iv) policies and determinations of the Trustees; (v) the fundamental policies and investment restrictions of the Fund as reflected in the registration statement of the Fund under the Investment Company Act or as such policies may, from time to time, be amended; and (vi) the Prospectus and Statement of Additional Information of the Fund in effect from time to time. The appropriate officers and employees of OFI GLOBAL shall be available upon reasonable notice for consultation with any of the Trustees and officers of the Fund with respect to any matters dealing with the business and affairs of the Fund, including the valuation of portfolio securities of the Fund which are either not registered for public sale or not traded on any securities market.

2. Investment Management:

(a) OFI GLOBAL shall, subject to the direction and control by the Trustees: (i) regularly provide investment advice and recommendations to the Fund with respect to the investments, investment policies and the purchase and sale of securities and other investments for the Fund; (ii) supervise continuously the investment program of the Fund and the composition of its portfolio and determine what securities shall be purchased or sold by the Fund; and (iii) arrange, subject to the provisions of paragraph 7 hereof, for the purchase and sale of securities and other investments for the Fund.

(b) Provided that the Fund shall not be required to pay any compensation for services under this Agreement other than as provided by the terms of the Agreement and subject to the provisions of paragraph 7 hereof, OFI GLOBAL may obtain investment information, research or assistance from any other person, fm or corporation to supplement, update or otherwise improve its investment management services, including entering into sub-advisory agreements with other affiliated or unaffiliated registered investment advisors to obtain specialized services.

(c) Provided that nothing herein shall be deemed to protect OFI GLOBAL from willful misfeasance, bad faith or gross negligence in the performance of its duties, or reckless disregard of its obligations and duties under this Agreement, OFI GLOBAL shall not be liable for any loss sustained by reason of good faith errors or omissions in connection with any matters to which this Agreement relates.

(d) Nothing in this Agreement shall prevent OFI GLOBAL or any entity controlling, controlled by or under common control with OFI GLOBAL or any officer thereof from acting as investment adviser for any other person, firm or corporation or in any way limit or restrict OFI GLOBAL or any of its directors, officers, stockholders or employees from buying, selling or trading any securities or other investments for its or their own account or for the account of others for whom it or they may be acting, provided that such activities will not adversely affect or otherwise impair the performance by OFI GLOBAL of its duties and obligations under this Agreement.

3.	Other Duties of OFI GLOBAL:

OFI GLOBAL shall, at its own expense, provide and supervise the activities of all administrative and clerical personnel as shall be required to provide effective corporate administration for the Fund, including the compilation and maintenance of such records with respect to its operations as may reasonably be required; the preparation and filing of such reports with respect thereto as shall be required by the Commission; composition of periodic reports with respect to operations of the Fund for its shareholders; composition of proxy materials for meetings of the Fund’s shareholders; and the composition of such registration statements as may be required by Federal and state securities laws for continuous public sale of Shares of the Fund. OFI GLOBAL shall, at its own cost and expense, also provide the Fund with adequate office space, facilities and equipment.

4.           Allocation of Expenses:

All other costs and expenses of the Fund not expressly assumed by OFI GLOBAL under this Agreement, or to be paid by the Distributor of the Shares of the Fund, shall be paid by the Fund, including, but not limited to: (i) interest, taxes and governmental fees; (ii) brokerage commissions and other expenses incurred in acquiring or disposing of the portfolio securities and other investments of the Fund; (iii) insurance premium for fidelity and other coverage requisite to its operations; (iv) compensation and expenses of its Trustees other than those affiliated with OFI GLOBAL; (v) legal and audit expenses; (vi) custodian and transfer agent faces and expenses; (vii) expenses incident to the redemption of its Shares; (viii) expenses incident to the issuance of its Shares against payment therefor by or on behalf of the subscribers thereto; (ix) fees and expenses, other than as herein above provided, incident to the registration under Federal securities laws of Shares of the Fund for public sale; (x) expenses of printing and mailing reports, notices and proxy materials to shareholders of the Fund; (xi) except as noted above, all other expenses incidental to holding meetings of the Fund’s shareholders; and (xii) such extraordinary nonrecurring expenses as may arise, including litigation, affecting the Fund thereof and any legal obligation which the Fund may have to indemnify its officers and Trustees with respect thereto. Any officers or employees of OFI GLOBAL (or any entity controlling, controlled by, or under common control with OFI GLOBAL) who also serve as officers, Trustees or employees of the Fund shall not receive any compensation from the Fund for their services.

5.	Compensation of OFI GLOBAL:

The Fund agrees to pay OFI GLOBAL and OFI GLOBAL agrees to accept as full compensation for the performance of all functions and duties on its part to be performed pursuant to the provisions hereof, a management fee computed on the aggregate net assets of the Fund as of the close of each business day and payable monthly at the following rates: 0.75% of the first $200 million of average annual net assets of the Fund, 0.72% of the next $200 million, 0.69% of the next $200 million, 0.66% of the next $200 million, 0.60% of the next $4.2 billion and 0.58% of average annual net assets in excess of $5 billion.

6.           Use of Names “Main Street” and “Oppenheimer”:

OFI GLOBAL hereby grants to the Fund a royalty-free, non-exclusive license to use the names “Main Street” and “Oppenheimer” in the name of the Fund for the duration of this Agreement and any extensions or renewals thereof Such license may, upon termination of this Agreement, be terminated by OFL in which event the Fund shall promptly take whatever action may be necessary to change its name and discontinue any further use of the names “Main Street” and “Oppenheimer” in the name of the Fund or otherwise. The names “Main Street” and “Oppenheimer” may be used or licensed by OFI GLOBAL in connection with any of its activities, or licensed by OFI GLOBAL to any other party.

7.           Portfolio Transactions and Brokerage:

(a) OFI GLOBAL (and any Sub Advisor) is authorized, in arranging the purchase and sale of the portfolio securities and other investments of the Fund to employ or deal with such members of securities or commodities exchanges, brokers or dealers (hereinafter “broker-dealers”), including “affiliated” broker-dealers (as that term is defined in the Investment Company Act), as may, in its best judgment, implement the policy of the Fund to obtain, at reasonable expense, the “best execution” (prompt and reliable execution at the most favorable security price obtainable) of the portfolio transactions of the Fund as well as to obtain, consistent with the provisions of subparagraph (c) of this paragraph 7, the benefit of such investment information or research as will be of significant assistance to the performance by OFI GLOBAL (and any Sub Advisor) of its investment management functions.

(b) OFI GLOBAL (and any Sub Advisor) shall select broker-dealers to effect the portfolio transactions of the Fund on the basis of its estimate of their ability to obtain best execution of particular and related portfolio transactions. The abilities of a broker-dealer to obtain best execution of particular portfolio transaction(s) will be judged by OFI GLOBAL (or any Sub Advisor) on the basis of all relevant factors and considerations including, insofar as feasible, the execution capabilities required by the transaction or transactions; the ability and willingness of the broker-dealer to facilitate the portfolio transactions of the Fund by participating therein for its own account; the importance to the Fund of speed, efficiency or confidentiality; the broker-dealer’s apparent familiarity with sources from or to whom particular securities or other investments might be, purchased or sold; as well as any other matters relevant to the selection of a broker-dealer for particular and related transactions of the Fund.

(c) OFI GLOBAL (and any Sub Advisor) shall have discretion, in the interest of the Fund, to allocate brokerage on the portfolio transactions of the Fund to broker-dealers, other than affiliated broker-dealers, qualified to obtain best execution of such transactions who provide brokerage and/or research services (as such services are defined in Section 28(e)(3) of the Securities Exchange Act of 1934) for the Fund and/or other accounts for which OFI GLOBAL or its affiliates (or any Sub Advisor) exercise “investment discretion” (as that term is defined in Section 3(a)(35) of the Securities Exchange Act of 1934) and to cause the Fund to pay such broker-dealers a commission for effecting a portfolio transaction for the Fund that is in excess of the amount of commission another broker-dealer adequately qualified to effect such transaction would have charged for effecting that transaction, if OFI GLOBAL (or any Sub Advisor) determines, in good faith, that such commission is reasonable in relation to the value of the brokerage and/or research services provided by such broker- dealer viewed in terms of either that particular transaction or the overall responsibilities of OFI GLOBAL or its affiliates (or any Sub Advisor) with respect to accounts as to which they exercise investment discretion. In reaching such determination, OFI GLOBAL (or any Sub Advisor) will not be required to place or attempt to place a specific dollar value on the brokerage and/or research services provided or being provided by such broker-dealer. In demonstrating that such determinations were made in good faith, OFI GLOBAL (and any Sub Advisor) shall be prepared to show that all commissions were allocated for purposes contemplated by this Agreement and that the total commissions paid by the Fund over a representative period selected by the Fund’s Trustees were reasonable in relation to the benefits to the Fund.

(d) OFI GLOBAL (or any Sub Advisor) shall have no duty or obligation to seek advance competitive bidding for the most favorable commission rate applicable to any particular portfolio transactions or to select any broker-dealer on the basis of its purported or “posted” commission rate but will, to the best of its ability, endeavor to be aware of the current level of the charges of eligible broker-dealers and to minimize the expense incurred by the Fund for effecting its portfolio transactions to the extent consistent with the interests and policies of the Fund as established by the determinations of the Board of Trustees of the Fund and the provisions of this paragraph 7.

(e) The Fund recognizes that an affiliated broker-dealer: (i) may act as one of the Fund’s regular brokers for the Fund so long as it is lawful for it so to act; (ii) may be a major recipient of brokerage commissions paid by the Fund; and (iii) may effect portfolio transactions for the Fund only if the commissions, fees or other remuneration received or to be received by it are determined in accordance with procedures contemplated by any rule, regulation or order adopted under the Investment Company Act to be within the permissible level of such commissions.

8.           Duration:

This Agreement will take effect on the date first set forth above. Unless earlier terminated pursuant to paragraph 10 hereof this Agreement shall remain in effect from year to year, so long as such continuance shall be approved at least annually by the Fund’s Board of Trustees, including the vote of the majority of the Trustees of the Fund who are not parties to this Agreement or “interested persons” (as defined in the Investment Company Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval, or by the holders of a “majority” (as defined in the Investment Company Act) of the outstanding voting securities of the Fund, and by such a vote of the Fund’s Board of Trustees.

9.           Disclaimer of Shareholder or Trustee Liability :

OFI GLOBAL understands and agrees that the obligations of the Fund under this Agreement are not binding upon any shareholder or Trustee of the Fund personally, but bind only the Fund and the Funds property; OFI GLOBAL represents that it has notice of the provisions of the Declaration of Trust of the Fund disclaiming shareholder or Trustee liability for acts or obligations of the Fund.

10.           Termination:

This Agreement may be terminated (i) by OFI GLOBAL at any time without penalty upon sixty days’ written notice to the Fund (which notice may be waived by the Fund); or (ii) by the Fund at any time without penalty upon sixty days’ written notice to OFI GLOBAL (which notice may be waived by OFI GLOBAL) provided that such termination by the Fund shall be directed or approved by the vote of a majority of all of the Trustees of the Fund then in office or by the vote of the holders of a “majority” of the outstanding voting securities of the Fund (as defined in the Investment Company Act).

11.           Assignment or Amendment:

This Agreement may not be amended, or the rights of OFI GLOBAL hereunder sold, transfen4 pledged or otherwise in any manner encumbered without the affirmative vote or written consent of the holders of the “majority” of the outstanding voting securities of the Fund. This Agreement shall automatically and immediately terminate m the event of its “assignment,” as defined in the Investment Company Act.

12.           Definitions:

The terms and provisions of the Agreement shall be interpreted and defined in a manner consistent with the provisions and definitions contained in the Investment Company Act.

OPPENHEIMER MAIN STREET SELECT FUND

By:           /s/ Brian W. Wixted
Brian W. Wixted
Treasurer

OFI GLOBAL ASSET MANAGEMENT, INC.

By:           /s/ Arthur P. Steinmetz
Arthur P. Steinmetz
Executive Vice President and Director

INVESTMENT SUBADVISORY AGREEMENT

THIS AGREEMENT is made and entered into as of the 1st day of January, 2013 between OFI Global Asset Management, Inc., a Delaware corporation (the “Adviser”), and OppenheimerFunds, Inc., a Colorado corporation (the “SubAdviser”)

W I T N E S S E T H:

WHEREAS, Oppenheimer Main Street Select Fund (the “Fund”) is registered with the Securities and Exchange Commission (the “SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Adviser is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and is engaged in the business of rendering investment advice;

WHEREAS, the Adviser has, pursuant to a restated Advisory Agreement with the Fund dated as of January 1, 2013 (the “Advisory Agreement”) been retained to act as investment adviser for the Fund;

WHEREAS, pursuant to the Advisory Agreement and subject to the supervision of the Board of Trustees, the Adviser shall administer the Fund's business affairs and, in connection therewith, shall furnish the Fund with office facilities and with clerical, bookkeeping and recordkeeping services at such office facilities, as needed.  The Adviser shall supervise continuously the investment program of the Fund;

WHEREAS, the Adviser (or a SubAdviser under the Adviser’s supervision) shall manage the investment operations of the Fund and the composition of the Fund's portfolio, including the purchase, retention and disposition thereof, in accordance with the Fund's investment objectives, policies and restrictions as stated in the Fund's registration statement;

WHEREAS, the Advisory Agreement permits the Adviser to delegate certain of its duties under the Advisory Agreement subject to the requirements of the 1940 Act;

WHEREAS, the SubAdviser is registered with the SEC as an investment adviser under the Advisers Act, is engaged in the business of rendering investment advice, and served as the Fund’s investment adviser prior to January 1, 2013; and

WHEREAS, the Adviser desires to retain SubAdviser to assist it in the provision of a continuous investment program for the Fund's assets, and SubAdviser is willing to render such services subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties do mutually agree and promise as follows:

1.           Appointment as SubAdviser.  The Adviser hereby retains the SubAdviser to act as SubAdviser of the Fund to provide investment advice to the Fund as hereinafter set forth, subject to the supervision of the Adviser and the Board of Trustees of the Fund and subject to the terms of this Agreement; and the SubAdviser hereby accepts such employment.

2.           Duties of SubAdviser.

(a)           Investments.  The SubAdviser is hereby authorized and directed and hereby agrees, subject to the stated investment policies and restrictions of the Fund as set forth in the Fund's prospectus, summary prospectus and/or statement of additional information, in each case as currently in effect and as supplemented or amended from time to time (collectively referred to hereinafter as the “Prospectus”) and subject to the directions and continuous oversight of the Adviser and the Fund’s Board of Trustees, to (i) regularly provide investment advice and recommendations to the Fund with respect to the Fund’s investments, investment policies and the purchase and sale of securities and other investments; (ii) supervise continuously  the investment program of the Fund and the composition of its portfolio and determine what securities and other investments shall be purchased or sold by the Fund; and (iii) arrange, subject to the provisions of paragraphs (c) and (d) below, for the purchase of securities, and other investments for the Fund and the sale of securities and other investments held in the portfolio of the Fund.  The Adviser agrees to provide the SubAdviser with such assistance as may be reasonably requested by the SubAdviser in connection with its activities under this Agreement, including, without limitation, information concerning the Fund, its assets available, or to become available, for investment and generally as to the conditions of the Fund or the Fund’s affairs.

(b)           Compliance with Applicable Laws and Governing Documents.  In the performance of its duties and obligations under this Agreement or otherwise, the SubAdviser shall act in conformity with the Fund's Declaration of Trust, By-Laws, procedures and policies adopted by the Board of the Fund and/or by the Adviser and the Prospectus and with the instructions and directions received in writing from the Adviser or the Board of Trustees of the Fund and will conform to and comply with the requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended (the “Code”), and all other applicable federal and state laws and regulations necessary to allow the Fund to qualify as a “regulated investment company” as defined in Subchapter M of the Code. Notwithstanding the foregoing, the Adviser shall, subject to the SubAdviser’s compliance with its obligations, remain responsible for the Fund’s overall compliance with the 1940 Act, the Code and all other applicable federal and state laws and regulations.

(c)           Brokerage.

(i) OFI is authorized, in arranging the Fund's portfolio transactions, to employ or deal with such members of securities or commodities exchanges, brokers or dealers, including "affiliated" broker dealers (as that term is defined in the Investment Company Act) (hereinafter "broker-dealers"), as may, in its best judgment, implement the policy of the Fund to obtain, at reasonable expense, the "best execution" (prompt and reliable execution at the most favorable security price obtainable) of the Fund's portfolio transactions as well as to obtain, consistent with the provisions of part (c) (iii) of section 2 of this Agreement, the benefit of such  investment information or research as may be of significant assistance to the performance by the SubAdviser of its investment management functions.

(ii) the SubAdviser shall select broker-dealers to effect the Fund's portfolio transactions on the basis of its estimate of their ability to obtain best execution of particular and related portfolio transactions.  The abilities of a broker-dealer to obtain best execution of particular portfolio transaction(s) will be judged by the SubAdviser on the basis of all relevant factors and considerations including, insofar as feasible, the execution capabilities required by the transaction or transactions; the ability and willingness of the broker-dealer to facilitate the Fund's portfolio transactions by participating therein for its own account; the importance to the Fund of speed, efficiency or confidentiality; the broker-dealer's apparent familiarity with sources from or to whom particular securities might be purchased or sold; as well as any other matters relevant to the selection of a broker-dealer for particular and related transactions of the Fund.

(iii) the SubAdviser shall have discretion, in the interests of the Fund, to allocate brokerage on the Fund's portfolio transactions to broker-dealers other than affiliated broker-dealers, qualified to obtain best execution of such transactions who provide brokerage and/or research services (as such services are defined in Section 28(e) of the Securities Exchange Act of 1934) for the Fund and/or other accounts for which the SubAdviser and its affiliates exercise "investment discretion" (as that term is defined in the Securities Exchange Act of 1934) and to cause the Fund to pay such broker-dealers a commission for effecting a portfolio transaction for the Fund that is in excess of the amount of commission another broker-dealer adequately qualified to effect such transaction would have charged for effecting that transaction, if the SubAdviser determines, in good faith, that such commission is reasonable in relation to the value of the brokerage and/or research services provided by such broker-dealer, viewed in terms of either that particular transaction or the overall responsibilities of the SubAdviser and its investment advisory affiliates with respect to the accounts as to which they exercise investment discretion.  In reaching such determination, the SubAdviser will not be required to place or attempt to place a specific dollar value on the brokerage and/or research services provided or being provided by such broker-dealer.  In demonstrating that such determinations were made in good faith, the SubAdviser shall be prepared to show that all commissions were allocated for the purposes contemplated by this Agreement and that the total commissions paid by the Fund over a representative period selected by the Fund's Board of Trustees were reasonable in relation to the benefits to the Fund.

(iv) The SubAdviser shall have no duty or obligation to seek advance competitive bidding for the most favorable commission rate applicable to any particular portfolio transactions or to select any broker-dealer on the basis of its purported or "posted" commission rate but will, to the best of its ability, endeavor to be aware of the current level of the charges of eligible broker-dealers and to minimize the expense incurred by the Fund for effecting its portfolio transactions to the extent consistent with the interests and policies of the Fund as established by the determinations of its Board of Trustees and the provisions of section 2 (c) of this Agreement."

(d)           Books and Records.  The SubAdviser shall maintain separate detailed records of all matters pertaining to the Fund (the “Fund’s Records”), including, without limitation, brokerage and other records of all securities transactions.  The SubAdviser acknowledges that the Fund’s Records are property of the Fund.  The Fund's Records shall be available to the Fund, the Adviser, the SubAdviser and their respective agents at any time upon reasonable request during normal business hours and shall be available for telecopying without delay to the Adviser during any day that the Fund is open for business.

(e)           Information Concerning the Fund and SubAdviser.  From time to time as the Adviser or the Fund may request, the SubAdviser will furnish the requesting party information and reports on portfolio transactions and reports on Fund assets held in the portfolio, all in such detail, form and frequency as the Adviser or the Fund may reasonably request.

The SubAdviser will also provide the Adviser with notice and analysis of events that may affect or relate to the valuation of the Fund’s portfolio.

(f)           Custody Arrangements.  The SubAdviser shall on each business day provide the Adviser, the Fund and the Fund’s custodian(s) with such information as the Adviser, the Fund and the Fund’s custodian(s) may reasonably request relating to all transactions and portfolio holdings of the Fund.

4.           Expenses.  During the term of this Agreement, SubAdviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities and other investments (including brokerage commissions and other transaction charges, if any) purchased or sold for the Fund.  Provided that the Fund shall not be required to pay any compensation other than as provided by the terms of the Advisory Agreement, the SubAdviser may obtain investment information, research or assistance from any other person, firm or corporation to supplement, update or otherwise improve its investment management services.  Except as otherwise provided in this Agreement or by law, the SubAdviser shall not be responsible for the Fund's or Adviser’s expenses, which shall include, but not be limited to, organizational and offering expenses (which include out-of-pocket expenses, but not overhead or employee costs of the SubAdviser); expenses for legal, accounting and auditing services; taxes and governmental fees; dues and expenses incurred in connection with membership in investment company organizations; costs of printing and distributing shareholder reports, proxy materials, Prospectuses, stock certificates and distribution of dividends; charges of the Fund’s custodians and sub-custodians, administrators and sub-administrators, registrars, transfer agents, dividend disbursing agents and dividend reinvestment plan agents; payment for portfolio pricing services to a pricing agent, if any; registration and filing fees of the SEC; expenses of registering or qualifying securities of the Fund for sale in the various states; freight and other charges in connection with the shipment of the Fund’s portfolio securities; fees and expenses of non-interested Trustees; salaries of shareholder relations personnel; costs of shareholders meetings; insurance; interest; brokerage costs; and litigation and other extraordinary or non-recurring expenses.

5.           Compensation.  For the services provided and the expenses assumed with respect to the Fund pursuant to this Agreement, the SubAdviser will be entitled to the fee set forth for the Fund on Exhibit A (“Sub Advisory Fee”).  The Sub Advisory Fee will be calculated as described in Exhibit A.

6.           Representations and Warranties of SubAdviser.  The SubAdviser represents and warrants to the Adviser and the Fund as follows:

(a)           The SubAdviser is registered with the SEC as an investment adviser under the Advisers Act;

(b)           The SubAdviser is or will be registered as a Commodity Trading Advisor (“CTA”) and a Commodity Pool Operator (“CPO”) under the Commodity Exchange Act (the “CEA”) with the Commodity Futures Trading Commission (the “CFTC”) and the National Futures Association (“NFA”), or is not required to register pursuant to an applicable exemption;

(c)           The SubAdviser is a corporation duly organized and properly registered and operating under the laws of the State of Colorado with the power to own and possess its assets, perform its obligations under this Agreement, and to carry on its business as it is now being, and to be, conducted;

(d)           The execution, delivery and performance by the SubAdviser of this Agreement are within the SubAdviser's powers and have been duly authorized by all necessary action and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the SubAdviser for the execution, delivery and performance by the SubAdviser of this Agreement, and the execution, delivery and performance by the SubAdviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the SubAdviser's governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the SubAdviser;

(e)           The Form ADV of the SubAdviser previously provided to the Adviser and all amendments to the SubAdviser’s Form ADV to be provided to Adviser is or will be a true and complete copy of the form as currently filed or as then filed with the SEC and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

7.           Representations and Warranties of Adviser.  The Adviser represents and warrants to the SubAdviser as follows:

(a)           The Adviser is registered with the SEC as an investment adviser under the Advisers Act;

(b)           The Adviser is or will be registered as a CTA and a CPO under the CEA with the CFTC and the NFA or is not required to register pursuant to an applicable exemption;

(c)           The Adviser is a corporation duly organized and validly existing under the laws of the State of Delaware with the power to own and possess its assets, perform its obligations under this Agreement, and to carry on its business as it is now being, and to be, conducted;

(d)           The execution, delivery and performance by the Adviser of this Agreement are within the Adviser's powers and have been duly authorized by all necessary action, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Adviser for the execution, delivery and performance by the Adviser of this Agreement, and the execution, delivery and performance by the Adviser of this Agreement do not contravene or constitute a default under (i) any provision of  applicable law, rule or regulation, (ii) the Adviser's governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Adviser;

(e)           The Adviser acknowledges that it received a copy of the SubAdviser's Form ADV prior to the execution of this Agreement;

(f)           The Adviser and the Fund have duly entered into the Advisory Agreement pursuant to which the Fund authorized the Adviser to enter into this Agreement; and

(g)           The Adviser will take such steps as are necessary to ensure that the Fund’s shares are duly authorized and registered for sale to the extent that such shares are offered for sale.

8.           Survival of Representations and Warranties; Duty to Update Information.  All representations and warranties made by the SubAdviser and the Adviser pursuant to Sections 6 and 7, respectively, shall survive the termination of this Agreement.  The parties hereto shall promptly notify each other in writing upon becoming aware that any of the foregoing representations and warranties are no longer true and the SubAdviser shall promptly update all information and documents which the SubAdviser is required to provide to the Adviser hereunder.

9.           Liability. The SubAdviser shall exercise its best judgment in rendering the services in accordance with the terms of this Agreement.  Provided that nothing herein shall be deemed to protect the SubAdviser from willful misfeasance, bad faith or gross negligence in the performance of its duties, or reckless disregard of its obligations and duties under this Agreement, the SubAdviser shall not be liable for any loss sustained by reason of good faith errors or omissions in connection with any matters to which this Agreement relates.

10.           Duration and Termination.

(a)           Duration.  This Agreement will take effect on the date first set forth above.  Unless sooner terminated, this Agreement shall remain in effect until one year from the date first set forth above, and thereafter shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by the Fund's Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act); provided that in either event its continuance also is approved by a majority of the Fund's Board of Trustees who are not "interested persons" (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.

(b)           Termination.  Notwithstanding whatever may be provided herein to the contrary, this Agreement may be terminated at any time, without payment of any penalty:

(i)           By vote of a majority of the Fund's Board of Trustees, or by vote of a majority of the outstanding voting securities of the Fund, or by the Adviser, in each case, upon at least 60 days' written notice to the SubAdviser;

(ii)           By the non-defaulting party immediately upon receipt of written notice from the non-defaulting party to the defaulting party in the event of a breach of any provision of this Agreement by the defaulting party; or

(iii)           By the SubAdviser upon at least 60 days’ written notice to the Adviser and the Fund.

The notice provided for in (i) and (iii) above may be waived by the party required to be notified.

This Agreement shall not be assigned (as such term is defined in the 1940 Act) and shall terminate automatically in the event of its assignment or upon the termination of the Advisory Agreement.

(c)           Transactions in Progress Upon Termination.  The Adviser and SubAdviser will cooperate with each other to ensure that portfolio securities or other transactions in progress at the date of termination of this Agreement shall be completed by the SubAdviser in accordance with the terms of such transactions, and to this end the SubAdviser shall provide the Adviser with all necessary information and documentation to secure the implementation thereof.

11.           Duties of the Adviser.  The Adviser shall continue to have responsibility for all services to be provided to the Fund pursuant to the Advisory Agreement and shall oversee and review the SubAdviser’s performance of its duties under this Agreement.

12.           Amendment.  This Agreement may be amended only by mutual consent of the parties, provided that the terms of any material amendment shall be approved by: a) the Fund’s Board of Trustees or by a vote of a majority of the outstanding voting securities of the Fund (as required by the 1940 Act), and b) the vote of a majority of the Fund’s Board of Trustees who are not “interested persons” of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval, if such approval is required by applicable law.

13.           Confidentiality.  Subject to the duties of the SubAdviser to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the SubAdviser shall treat as confidential all information pertaining to the Fund and the actions of the SubAdviser, the Adviser and the Fund in respect thereof.

14.           Notice.  Any notice that is required to be given by the parties to each other under the terms of this Agreement shall be in writing, delivered, or mailed postpaid to the other parties, or transmitted by facsimile with acknowledgment of receipt, to the parties at the following addresses or facsimile numbers, which may from time to time be changed by the parties by notice to the other party:

(a)	If to the SubAdviser:

OppenheimerFunds, Inc.
2 World Financial Center
225 Liberty Street
New York, NY 10281-1008
Attn: General Counsel
Facsimile:  (212) 323-4070

(b)           If to the Adviser:

OFI Global Asset Management, Inc.
2 World Financial Center
225 Liberty Street
New York, NY 10281-1008
Attn: General Counsel
Facsimile:  (212) 323-4070

Such notice shall be deemed effective when provided in accordance with this section 14.

15.           Jurisdiction.  This Agreement shall be governed by and construed consistent with the Advisory Agreement and in accordance with substantive laws of the State of New York without reference to choice of law principles thereof and in accordance with the 1940 Act.  In the case of any conflict, the 1940 Act shall control.

16.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, all of which shall together constitute one and the same instrument.

17.           Certain Definitions.  The terms and provisions of this Agreement shall be interpreted and defined in a manner consistent with the provisions and definitions of the 1940 Act.

18.           Captions.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

19.           Severability.  If any provision of this Agreement shall be held or made invalid by a court decision or applicable law, the remainder of the Agreement shall not be affected adversely and shall remain in full force and effect.

20.           Survival.  The provisions of Sections 2(e), 8, 9, 10(c), 13, and 14 will survive termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

ADVISER:
OFI GLOBAL ASSET MANAGEMENT, INC.

By:           /s/ Brian W. Wixted
Name:  Brian W. Wixted
Title:            Senior Vice President

SUBADVISER:
OPPENHEIMERFUNDS, INC.

By:           /s/ Krishna K. Memani
Name: Krishna K. Memani
Title:           President

EXHIBIT A
TO SUBADVISORY AGREEMENT

SubAdvisory Fee

The Adviser will pay the SubAdviser a SubAdvisory Fee calculated in the same manner as the investment management fee paid by the Fund to the Adviser under the Advisory Agreement, which SubAdvisory Fee shall not exceed 90% of the investment management fee collected by the Adviser from the Fund, and which shall be calculated after any investment management fee waivers (i) required by the Fund’s Board of Trustees or (ii) voluntarily agreed to by both the Adviser and the SubAdviser.

Oppenheimer Main Street Select Fund
N-SAR Exhibit – Item 77Q

1.
Post-Effective Amendment No. 16 to the Registration Statement of Oppenheimer Main Street Select Fund  (the “Registrant”), filed with the Securities and Exchange Commission on August 21, 2012 (Accession Number 0000728889-12-001362), includes the following materials, which are hereby incorporated by reference in response to Item 77Q of the Registrant’s Form N-SAR:

•	Agreement and Declaration of Trust dated 08/15/12;

•	By-Laws dated 08/15/12; and

•	Amended and Restated Investment Advisory Agreement dated 08/21/12.

2.	Copy of “shell” merger agreement as follows:

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (“Agreement”) is made as of this 21st day of August 2012 by and between Oppenheimer Main Street Select Fund, a Massachusetts business trust (the “Fund”), and Oppenheimer Main Street Select Fund, a Delaware statutory trust (the “DE Trust”) (the Fund and the DE Trust are hereinafter collectively referred to as the “parties”).

In consideration of the mutual promises contained herein, and intending to be legally bound, the parties hereto agree as follows:

1.    Plan of Reorganization.

a. Upon satisfaction of the conditions precedent described in Section 3 hereof, the Fund will convey, transfer and deliver to the DE Trust at the closing provided for in Section 2 (hereinafter referred to as the “Closing”) all of the Fund’s then-existing assets (the “Assets”). In consideration thereof, the DE Trust agrees at the Closing (i) to assume and pay when due all obligations and liabilities of the Fund, existing on or after the Effective Date of the Reorganization (as defined in Section 2 hereof), whether absolute, accrued, contingent or otherwise, including all fees and expenses in connection with this Agreement, which fees and expenses shall, in turn, include, without limitation, costs of legal advice, accounting, printing, mailing, proxy solicitation and transfer taxes, if any (collectively, the “Liabilities”), such Liabilities to become the obligations and liabilities of the DE Trust; and (ii) to deliver to the Fund in accordance with paragraph (b) of this Section 1, full and fractional shares of each series and class of shares of beneficial interest, par value $0.001 per share, of the DE Trust, equal in number to the number of full and fractional shares of the corresponding series and class of shares of beneficial interest of the Fund outstanding at the time of calculation of the Fund’s net asset value (“NAV”) on the business day immediately preceding the Effective Date of the Reorganization. The reorganization contemplated hereby is intended to qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (“Code”). The Fund shall distribute to the Fund’s shareholders the shares of the DE Trust in accordance with this Agreement and the resolutions of the Board of Trustees of the Fund (the “Board of Trustees”) authorizing the transactions contemplated by this Agreement.

b. In order to effect the delivery of shares described in Section 1(a)(ii) hereof, the DE Trust will establish an open account for each shareholder of the Fund and, on the Effective Date of the Reorganization, will credit to such account full and fractional shares of beneficial interest, par value $0.001 per share, of the corresponding series and class of the DE Trust equal to the number of full and fractional shares of beneficial interest such shareholder holds in the corresponding series and class of the Fund at the time of calculation of the Fund’s NAV on the business day immediately preceding the Effective Date of the Reorganization. At the time of calculation of the Fund’s NAV on the business day immediately preceding the Effective Date of the Reorganization, the net asset value per share of each series and class of shares of the DE Trust shall be deemed to be the same as the net asset value per share of each corresponding series and class of shares of the Fund. On the Effective Date of the Reorganization, each share of a series and class of the Fund will be deemed to represent the same number of shares of the corresponding series and class of the DE Trust. Simultaneously with the crediting of the shares of the DE Trust to the shareholders of record of the Fund, the shares of the Fund held by such shareholders shall be cancelled. Each shareholder of the Fund will have the right to deliver their share certificates of the Fund to the DE Trust in exchange for shares of the DE Trust. However, a shareholder need not deliver such certificates to the DE Trust unless the shareholder so desires.

c. As soon as practicable after the Effective Date of the Reorganization, the Fund shall take all necessary steps under Massachusetts law to effect a complete dissolution of the Fund.

d. The expenses of entering into and carrying out this Agreement will be borne by OppenheimerFunds, Inc. and the Fund, with 35% and 65% borne by each, respectively.

2.    Closing and Effective Date of the Reorganization.

The Closing shall consist of (i) the conveyance, transfer and delivery of the Assets to the DE Trust in exchange for the assumption and payment, when due, by the DE Trust, of the Liabilities of the Fund; and (ii) the issuance and delivery of the DE Trust’s shares in accordance with Section 1(b), together with related acts necessary to consummate such transactions. Subject to receipt of all necessary regulatory approvals and the final adjournment of the meeting of shareholders of the Fund at which this Agreement is considered and approved, the Closing shall occur on such date as the officers of the parties may mutually agree (“Effective Date of the Reorganization”).

3.    Conditions Precedent.

The obligations of the Fund and the DE Trust to effectuate the transactions hereunder shall be subject to the satisfaction of each of the following conditions:

a. Such authority and orders from the U.S. Securities and Exchange Commission (the “Commission”) and state securities commissions as may be necessary to permit the parties to carry out the transactions contemplated by this Agreement shall have been received;

b. (i) One or more post-effective amendments to the Fund’s Registration Statement on Form N-1A (“Registration Statement”) under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended (“1940 Act”), containing such amendments to such Registration Statement as are determined under the supervision of the Board of Trustees to be necessary and appropriate as a result of this Agreement, shall have been filed with the Commission; (ii) the DE Trust shall have adopted as its own such Registration Statement, as so amended; (iii) the most recent post-effective amendment or amendments to the Fund’s Registration Statement shall have become effective, and no stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceeding for that purpose shall have been initiated or threatened by the Commission (other than any such stop order, proceeding or threatened proceeding which shall have been withdrawn or terminated); and (iv) an amendment of the Form N-8A Notification of Registration filed pursuant to Section 8(a) of the 1940 Act (“Form N-8A”) reflecting the change in name and legal form of the Fund to a Delaware statutory trust shall have been filed with the Commission and the DE Trust shall have expressly adopted such amended Form N-8A as its own for purposes of the 1940 Act;

c. Each party shall have received an opinion of K&L Gates to the effect that, assuming the reorganization contemplated hereby is carried out in accordance with this Agreement, the laws of the Commonwealth of Massachusetts and the State of Delaware, and in accordance with customary representations provided by the parties in a certificate(s) delivered to K&L Gates, the reorganization contemplated by this Agreement qualifies as a “reorganization” under Section 368 of the Code, and thus will not give rise to the recognition of income, gain or loss for federal income tax purposes to the Fund, the DE Trust or the shareholders of the Fund or the DE Trust;

d. The shares of the DE Trust are eligible for offering to the public in those states of the United States in which the shares of the Fund are currently eligible for offering to the public so as to permit the issuance and delivery by the DE Trust of the shares contemplated by this Agreement to be consummated;

e. This Agreement and the transactions contemplated hereby shall have been duly adopted and approved by the appropriate action of the Board of Trustees and the shareholders of the Fund;

f. The shareholders of the Fund shall have voted to direct the Fund to vote, and the Fund shall have voted, as sole shareholder of each series of the DE Trust, to:

(i)
Elect as Trustees of the DE Trust the following individuals: William L. Armstrong, Edward L. Cameron, Jon S. Fossel, Sam Freedman, Richard F. Grabish, Beverly L. Hamilton, Robert J. Malone, F. William Marshall, Jr., Victoria J. Herget, Karen L. Stuckey, James D. Vaughn, and William F. Glavin, Jr.;

(ii)
Approve an Investment Advisory Agreement between OppenheimerFunds, Inc. (the “Investment Adviser”) and the DE Trust, which is substantially the same, with any such changes as approved by shareholders of the Fund, as the then-current Investment Advisory Agreement between the Investment Adviser and the Fund;

(iii)	Approve, if applicable, a Subadvisory Agreement between the Investment Adviser and a Sub-Adviser, substantially in the form approved by shareholders of the Fund; and

(iv)
Approve Plans of Distribution pursuant to Rule 12b-1 under the 1940 Act for applicable share classes and series of the DE Trust that are substantially the same as the Plans of Distribution of the Fund and its series.

g. The Trustees of the DE Trust shall have duly adopted and approved this Agreement and the transactions contemplated hereby, including authorization of the issuance and delivery by the DE Trust of shares of the DE Trust on the Effective Date of the Reorganization and the assumption by the DE Trust of the Liabilities of the Fund in exchange for the Assets of the Fund pursuant to the terms and provisions of this Agreement, and shall have taken the following actions at a meeting duly called for such purposes:

(i)	Approval of the Investment Advisory Agreement described in paragraph (f)(ii) of this Section 3 between the Investment Adviser and the DE Trust;

(i)	Approval of any Subadvisory Agreement described in paragraph (f)(iii) of this Section 3 between the Investment Adviser and a Subadvisor;

(iii)	Approval of the assignment to the DE Trust of the custody agreement(s), as amended to date, between Brown Brothers Harriman & Co. and the Fund;

(iv)	Selection of KPMG LLP as the DE Trust’s independent registered public accounting firm for the current fiscal year;

(v)	Approval of a principal underwriting agreement between the DE Trust and OppenheimerFunds Distributor, Inc. in substantially the same form as the Fund’s then current agreement;

(vi)
Approval of plans of distribution by the DE Trust pursuant to Rule 12b-1 under the 1940 Act for each relevant class of shares in substantially the same form as the then current plans for shares of the Fund;

(vii)	Approval of the multiple class plan pursuant to Rule 18f-3 in substantially the same form as the Fund’s then current plan;

(viii)
Authorization of the issuance by the DE Trust of one share of each series of the DE Trust to the Fund in consideration for the payment of $1.00 for each such share for the purpose of enabling the Fund to vote on the matters referred to in paragraph (f) of this Section 3, all prior to the Effective Date of the Reorganization;

(ix)	Submission of the matters referred to in paragraph (f) of this Section 3 to the Fund as sole shareholder of each series of the DE Trust; and

At any time prior to the Closing, any of the foregoing conditions may be waived or amended, or any additional terms and conditions may be fixed, by the Boards of Trustees of the Fund and the DE Trust, if, in the judgment of such Boards, such waiver, amendment, term or condition will not affect in a materially adverse way the benefits intended to be accorded the shareholders of the Fund and the DE Trust under this Agreement.

4.    Dissolution of the Fund.

Promptly following the Closing, the officers of the Fund shall take all steps necessary under Massachusetts law to dissolve its business trust status, including publication of any necessary notices to creditors, receipt of any necessary pre-dissolution clearances from the Commonwealth of Massachusetts, and filing for record with the Secretary of the Commonwealth of Massachusetts of a Certificate of Termination.

5.    Termination.

The Board of Trustees of the Fund may terminate this Agreement and abandon the reorganization contemplated hereby, notwithstanding approval thereof by the shareholders of the Fund, at any time prior to the Effective Date of the Reorganization if, in the judgment of such Board, the facts and circumstances make proceeding with this Agreement inadvisable.

6.    Entire Agreement.

This Agreement embodies the entire agreement between the parties hereto and there are no agreements, understandings, restrictions or warranties among the parties hereto other than those set forth herein or herein provided for.

7.    Further Assurances; Other Agreements.

The Fund and the DE Trust shall take such further action as may be necessary or desirable and proper to consummate the transactions contemplated hereby.

The parties acknowledge and agree that this Agreement has been made and executed on behalf of the Fund and the DE Trust and is not executed or made by the officers or Trustees of the Fund or the DE Trust individually, but only as officers and Trustees under the Fund’s charter or the DE Trust’s Agreement and Declaration of Trust, respectively, and that the obligations of the Fund and the DE Trust hereunder are not binding upon any of the Trustees, officers or shareholders of the Fund or the DE Trust individually, but bind only the estate of the Fund or the DE Trust, as appropriate.

8.    Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

9.    Governing Law.

This Agreement and the transactions contemplated hereby shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the Fund and the DE Trust have each caused this Agreement and Plan of Reorganization to be executed on its behalf as of the day and year first-above written.

Oppenheimer Main Street Select Fund (a Massachusetts business trust)

By:	/s/ Taylor V. Edwards
Name: Taylor V. Edwards Title: Assistant Secretary

Oppenheimer Main Street Select Fund (a Delaware statutory trust)

By:	/s/ Taylor V. Edwards
Name: Taylor V. Edwards Title: Assistant Secretary